WISeKey International Holding Ltd Reports Strong Fiscal Year 2023 Financial Results and Provides Updates on Its Strategic Initiatives

Conference Call Scheduled for May 21 at 10:00am ET (4:00pm CET)

Zug, Switzerland – May 15, 2024 – – Ad-Hoc announcement pursuant to Art. 53 of SIX Listing Rules – WISeKey International Holding Ltd (“WISeKey”) (NASDAQ: WKEY; SIX: WIHN), a leading global cybersecurity, Semiconductors and Web 3.0 company, today announced its audited financial results for the full year ended December 31, 2023 (“FY 2023”).

FY 2023 Key Financial Highlights:

-	Revenue of $31 million represents a significant increase of 30% compared to the $24 million reported in FY 2022. This significant growth reflects the Company’s successful expansion in its key markets and the underlying demand for its advanced cybersecurity solutions.

-	Gross profit of $15 million with a profit margin of 48%, shows an improvement of $5 million from the $10 million reported in FY 2022. This growth is directly attributable to higher revenue and enhanced operational efficiencies.

-	Net loss of $15 million, a substantial improvement compared to the $29 million net loss reported in the prior year. This positive change is primarily due to the disposal of the loss-making subsidiary, arago GmbH, completed in 2022, alongside strategic cost management initiatives.

-	Balance sheet remains robust with total assets of $48 million and a healthy cash position of $15 million, indicating strong financial stability and the capability to fund future growth initiatives.

Carlos Moreira, Chairman and CEO of WISeKey, stated, "Our solid results in 2023 are a demonstration of our sound business strategy, growth initiatives and strategic investments we made during the year. Our focus remains on fully aligning these investments with future growth opportunities. Our innovations are central to the increasingly connected ecosystem and will play a critical role as our customers adopt IoT, Post-Quantum, and Web 3.0 technologies to secure their assets."

Peter Ward, CFO of WISeKey, added, "Focused execution and operating discipline were key drivers of our strong results in 2023. We are making significant progress in transitioning our business model towards more recurring revenue while maintaining our commitment to financial discipline, operational leverage, and shareholder returns."

Strategic and Operational Highlights:

Since 2020, WISeKey has operated as a diversified holding company and now counts four principal operational divisions: SEALSQ Corp (Nasdaq: LAES), WISeKey SA, WISeSat.Space, and WISe.ART. Each division is dedicated to a unique aspect of WISeKey’s expansive technology portfolio.

SEALSQ Corp:

Listed on the Nasdaq in May 2023, SEALSQ completed an initial $10 million private placement in 2023 and subsequently raised another$20 million in a private placement during Q1 2024. The funds are allocated for enhancing our SEALSQ R&D in developing a new wave of quantum-ready semiconductors together with the establishment of an Open Semiconductors Assembly and Test (“OSAT”) Center that would provide testing services such as the wafer test and final test, in addition to assembly services such as QFN, BGA, WLCSP, and more. This strategic move is poised to bolster WISeKey’s position in the burgeoning post-quantum cryptography market, addressing the increasing threats posed by quantum computing to existing encryption models.

WISeKey SA:

WISeKey SA, through its WISeID platform, is at the forefront of digital communications protection. The company specializes in providing advanced security solutions that are essential for safeguarding digital interactions. At the core of WISeKey's offerings are cryptographic root keys, which are foundational elements in ensuring secure communications. Additionally, WISeKey excels in Public Key Infrastructure (PKI) management, a critical aspect of establishing and maintaining secure networks and transactions. The company's expertise also extends to the generation and management of trusted digital identities, enabling secure access and authentication in various digital environments. Through these comprehensive security measures, WISeKey plays a pivotal role in protecting digital communications against potential threats and breaches.

WISeSat.Space:

Emphasizing cost-effective satellite deployment through picosatellites, WISeSat.Space is positioned for growth in sectors such as agriculture, logistics, and environmental monitoring. The subsidiary’s innovative approach to satellite technology is designed to meet the growing demand for satellite services, providing reliable and scalable solutions to a variety of industries. WISeKey is expanding its cooperation with the Swiss Armed Forces in the field of space travel and it plans on launching a communications satellite into space with SpaceX in 2024.

WISe.ART:

WISe.ART is advancing in the NFT space and recently announced a partnership with Hedera. This strategic investment underscores the transformative potential of blockchain technology in shaping the next generation of the internet. In 2023, WISe.ART reached new heights with new partnerships and several major charity events, doubling its community of participating artists from around the world with over 2,000 works uploaded on the platform 50% of which are digital artworks with an even balance of phygital packages (blending digital and physical experiences) averaging a total value of artwork of over $30 million.

Moving Forward

Each of these divisions contributes uniquely to our diverse technology portfolio, which positions us at the forefront of innovation and industry leadership, and we are particularly encouraged by the pipeline of opportunities emerging for IoT semiconductors products, totaling over $60 million. This underscores the growing demand for our solutions and the promising trajectory of our business.

Our diversified growth strategy is yielding tangible results, with accelerated progress in sectors such as semiconductors, cybersecurity, and emerging ventures. Projects like the innovative Smart Container initiative and investments in WISeSat.Space and blockchain tokenization for the WISe.ART Digital Platform are emblematic of our forward-thinking approach and commitment to driving value for our stakeholders.

We are witnessing a strong and consistent customer demand for our cybersecurity, semiconductor products, including the CyberTrust Mark and Matter-related offerings, along with a growing market share.

While 2024 may entail a temporary slowdown in growth due to market shifts, we are poised to introduce new revenue streams and capitalize on emerging opportunities.

In 2024, we anticipate generating revenue from innovative initiatives such as Low Orbit satellite projects, cybersecurity and IoT Semiconductors personalization centers, and the maturation of the WISe.ART platform. These endeavors underscore our commitment to driving innovation, enhancing our service offerings, and meeting the evolving needs of our clients.

We anticipate additional revenue streams to emerge from the semiconductor personalization centers. Currently, we are in the process of establishing centers in Spain and the United States, where two highly advanced projects are underway, with government financing earmarked for allocation. These centers will not only decentralize our semiconductor capabilities but also enable us to serve a broader spectrum of clients previously inaccessible within our existing centralized structure.

While the activities of WISeKey may appear disparate at first glance, when you consider the combination of our security, space, satellite, blockchain, and IoT activities, it becomes evident that they are intricately interconnected. Each facet reinforces the others, culminating in the formation of a robust Web 3.0 platform that leverages synergies across diverse domains.

Furthermore, our sustained investments in research and development, particularly in post-quantum resistant technology, are poised to yield substantial returns in the coming years. This advancement is pivotal in maintaining our leadership position and delivering secure, cutting-edge solutions in an increasingly digital landscape.

Conference Call

The company will host a conference call to review its results on Tuesday, May 21, at 10:00 am ET (4:00 pm CET). If you wish to join the conference call, please use the dial-in information below:

•	Toll-Free Dial-In Number: 877-445-9755

•	International Dial-In Number: 201-493-6744

A simultaneous webcast of the call may be accessed online via the Investor Relations section of the company’s website, https://www.wisekey.com/company/investors/.

The archived call will also be available on the Investor Relations section of the company’s website.

Of note, the Company has filed its Form 20-F with the Securities and Exchange Commission (available here).  Additionally, the Form 20-F is available on the company’s website, under the Investor Relations section https://www.wisekey.com/company/investors/.  Upon request, shareholders can also obtain hard copies of the Form 20-F, free of charge.

ADDITIONAL FINANCIAL & OPERATIONAL DATA

Consolidated Statements of Comprehensive Income/(Loss) [as reported]

	12 months ended December 31,
USD'000, except earnings per share	2023	2022	2021

Net sales	30,918	23,814	17,646
Cost of sales	(15,754)	(13,588)	(9,893)
Depreciation of production assets	(420)	(132)	(301)
Gross profit	14,744	10,094	7,452

Other operating income	167	2,073	183
Research & development expenses	(4,398)	(3,862)	(5,618)
Selling & marketing expenses	(6,523)	(7,275)	(9,111)
General & administrative expenses	(17,290)	(11,466)	(14,066)
Total operating expenses	(28,044)	(20,530)	(28,612)
Operating loss	(13,300)	(10,436)	(21,160)

Non-operating income	2,374	3,937	2,509
Debt conversion expense	(562)	(827)	(325)
Interest and amortization of debt discount	(624)	(168)	(1,057)
Non-operating expenses	(3,107)	(5,551)	(3,426)
Loss before income tax expense	(15,219)	(13,045)	(23,459)

Income tax income / (expense)	(230)	3,238	(13)
Loss from continuing operations, net	(15,449)	(9,807)	(23,472)

Discontinued operations:
Net sales from discontinued operations	—	1,805	4,612
Cost of sales from discontinued operations	—	(978)	(2,976)
Total operating and non-operating expenses from discontinued operations	—	(5,274)	(2,364)
Income tax recovery from discontinued operations	—	25	106
Loss on disposal of a business, net of tax on disposal	—	(15,026)	—
Income / (loss) on discontinued operations	—	(19,448)	(622)

Net income / (loss)	(15,449)	(29,255)	(24,094)

Net income / (loss) attributable to noncontrolling interests	(89)	(1,780)	(3,754)
Net income / (loss) attributable to WISeKey International Holding Ltd	(15,360)	(27,475)	(20,340)

Earnings per Class A Share (USD)
Earnings per Class A Share from continuing operations
Basic	(0.50)	(0.44)	(1.64)
Diluted	(0.50)	(0.44)	(1.64)
Earnings per Class A Share from discontinued operations
Basic	—	(0.87)	(0.04)
Diluted	—	(0.87)	(0.04)

Earning per Class A Share attributable to WISeKey International Holding Ltd
Basic	(0.51)	(1.22)	(1.42)
Diluted	(0.51)	(1.22)	(1.42)

Earnings per Class B Share (USD)
Earnings per Class B Share from continuing operations
Basic	(5.01)	(4.36)	(16.38)
Diluted	(5.01)	(4.36)	(16.38)
Earnings per Class B Share from discontinued operations
Basic	—	(8.65)	(0.44)
Diluted	—	(8.65)	(0.44)

Earning per Class B Share attributable to WISeKey International Holding Ltd
Basic	(5.06)	(12.22)	(14.20)
Diluted	(5.06)	(12.22)	(14.20)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(842)	(1,434)	(1,534)
Change in unrealized gains related to available-for-sale debt securities	—	—	1,965
Reclassifications out of the OCI arising during period	—	1,156	—
Defined benefit pension plans:
Net gain (loss) arising during period	(1,151)	2,934	1,572
Reclassification adjustments	—	—	(7,350)
Other comprehensive income / (loss)	(1,993)	2,656	(5,347)
Comprehensive income / (loss)	(17,442)	(26,599)	(29,441)

Other comprehensive income / (loss) attributable to noncontrolling interests	(99)	(964)	187
Other comprehensive income / (loss) attributable to WISeKey International Holding Ltd	(1,894)	3,620	(5,534)

Comprehensive income / (loss) attributable to noncontrolling interests	(188)	(2,744)	(3,567)
Comprehensive income / (loss) attributable to WISeKey International Holding Ltd	(17,254)	(23,855)	(25,874)

The notes are an integral part of our consolidated financial statements.

Consolidated Balance Sheets [as reported]

	As at December 31,	As at December 31,
USD'000	2023	2022

ASSETS
Current assets
Cash and cash equivalents	15,311	20,706
Restricted cash, current	—	108
Accounts receivable, net of allowance for credit losses	5,471	2,573
Notes receivable, current	63	67
Inventories	5,230	7,510
Prepaid expenses	1,290	831
Government assistance	1,718	692
Other current assets	1,008	1,380
Total current assets	30,091	33,867

Noncurrent assets
Notes receivable from related parties, noncurrent	—	64
Deferred income tax assets	3,077	3,295
Deferred tax credits	15	2
Property, plant and equipment net of accumulated depreciation	3,392	842
Intangible assets, net of accumulated amortization	96	98
Operating lease right-of-use assets	2,052	2,289
Goodwill	8,317	8,317
Equity securities, at cost	486	472
Equity securities, at fair value	—	1
Other noncurrent assets	275	249
Total noncurrent assets	17,710	15,629
TOTAL ASSETS	47,801	49,496

LIABILITIES
Current Liabilities
Accounts payable	12,863	13,401
Notes payable	4,164	4,196
Convertible note payable, current	190	—
Deferred revenue, current	217	174
Current portion of obligations under operating lease liabilities	638	592
Income tax payable	4	57
Other current liabilities	832	409
Total current liabilities	18,908	18,829

Noncurrent liabilities
Bonds, mortgages and other long-term debt	1,820	1,850
Convertible note payable, noncurrent	1,519	1,267
Deferred revenue, noncurrent	24	23
Operating lease liabilities, noncurrent	1,443	1,727
Employee benefit plan obligation	3,001	1,759
Other deferred tax liabilities	0	8
Other noncurrent liabilities	2	8
Total noncurrent liabilities	7,809	6,642
TOTAL LIABILITIES	26,717	25,471

Commitments and contingent liabilities

SHAREHOLDERS' EQUITY
Common stock - Class A	400	400
CHF 0.25 par value
Authorized - 2,000,880 and 2,000,880 shares
Issued and outstanding - 1,600,880 and 1,600,880 shares
Common stock - Class B	8,170	5,334
CHF 2.50 par value
Authorized - 6,194,267 and 3,548,392
Issued - 3,076,150 and 2,005,890
Outstanding - 2,954,097 and 1,996,745
Treasury stock, at cost (122,053 and 9,145 shares held)	(691)	(371)
Additional paid-in capital	295,716	280,597
Accumulated other comprehensive income / (loss)	4,041	5,935
Accumulated deficit	(280,961)	(265,635)
Total shareholders' equity attributable to WISeKey shareholders	26,675	26,260
Noncontrolling interests in consolidated subsidiaries	(5,591)	(2,235)
Total shareholders' equity	21,084	24,025
TOTAL LIABILITIES AND EQUITY	47,801	49,496

The notes are an integral part of our consolidated financial statements.

About WISeKey

WISeKey International Holding Ltd (“WISeKey”, SIX: WIHN; Nasdaq: WKEY) is a global leader in cybersecurity, digital identity, and IoT solutions platform. It operates as a Swiss-based holding company through several operational subsidiaries, each dedicated to specific aspects of its technology portfolio. The subsidiaries include (i) SEALSQ Corp (Nasdaq: LAES), which focuses on selling integrated solutions based on semiconductors, PKI, and Provisioning services, while developing Post-Quantum technology hardware and software products, (ii) WISeKey SA which specializes in RoT and PKI solutions for secure authentication and identification in IoT, Blockchain, and AI, (iii) WISeSat AG which focuses on space technology for secure satellite communication, specifically for IoT applications, and (iv) WISe.ART Corp which focuses on trusted blockchain NFTs and operates the WISe.ART marketplace for secure NFT transactions.

Each subsidiary contributes to WISeKey’s mission of securing the internet while focusing on their respective areas of research and expertise. Their technologies seamlessly integrate into the comprehensive WISeKey platform. WISeKey secures digital identity ecosystems for individuals and objects using Blockchain, AI, and IoT technologies. With over 1.6 billion microchips deployed across various IoT sectors, WISeKey plays a vital role in securing the Internet of Everything. Trusted by the OISTE/WISeKey cryptographic Root of Trust, WISeKey provides secure authentication and identification for IoT, Blockchain, and AI applications. The WISeKey Root of Trust ensures the integrity of online transactions between objects and people. For more information on WISeKey’s strategic direction and its subsidiary companies, please visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) The Equity Group Inc. Lena Cati Tel: +1 212 836-9611 / lcati@equityny.com Katie Murphy Tel: +1 212 836-9612 / kmurphy@equityny.com

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”), the FInSa's predecessor legislation or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.